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THE STRIDE RITE CORPORATION                           June 26, 2003
NEWS RELEASE                                          FOR IMMEDIATE RELEASE


        CONTACT:      Frank A. Caruso, Chief Financial Officer - (617)-824-6611

                       THE STRIDE RITE CORPORATION REPORTS
                    SECOND QUARTER AND SIX MONTH FINANCIAL RESULTS

      Lexington, Massachusetts, June 26, 2003 - The Stride Rite Corporation (NYSE:SRR) today reported financial results for the second quarter and six months ended May 30, 2003.

      Net sales for the second quarter of fiscal 2003 were $154.3 million, a 1% decrease from the $156.5 million in the comparable period of fiscal 2002. Earnings per share on a diluted basis were $.28 in the second quarter of fiscal 2003, $.01 per share higher than the $.27 per share reported in the second quarter of 2002. Net income for the second quarter of fiscal 2003 totaled $11.2 million, 3% lower than the $11.6 million amount earned in the second quarter of 2002.

      For the first six months of fiscal 2003, net sales were $306.6 million, an increase of 3% from the net sales of $297.2 million for the same period in fiscal 2002. On a diluted basis, earnings per share increased 11% to $.50 in the first half of fiscal 2003 compared to $.45 in the first half of fiscal 2002. Net income for the first half of fiscal 2003 totaled $20.0 million, an increase of 5% from the $19.1 million earned in the first half of 2002.

      Sales of the Stride Rite Children's Group increased 4% for the second quarter of fiscal 2003 versus the same period last year. Compared to the second quarter of 2002, retail sales at Stride Rite Children's company-owned stores increased 14% while sales to independent retailers decreased 12%. The Stride Rite Children's Group operated 230 stores at the end of the second quarter of 2003, up 11% from the store count at the end of the second quarter of fiscal 2002. Sales at comparable company-owned stores in the second quarter of 2003 increased 9.0% versus the same period last year. Sales of the Keds brand in the second quarter of 2003 decreased 10% as compared to the same period last year. Sales of Tommy Hilfiger footwear in the second quarter of 2003 decreased 6% compared to the second quarter of the prior year. Sales of Sperry Top-Sider products increased 8% during the second quarter of fiscal 2003 versus 2002. Second quarter 2003 International sales declined 4% compared to the same period last year.

      During the second quarter of fiscal 2003, the Company's gross profit percentage of 39.5% improved 220 basis points as compared to the same period last year. Selling and administrative expenses were increased 7%, due primarily to the cost of expanded retail locations and increased advertising spending. Also impacting net income was a higher tax rate, which was offset by a lower average share count in earnings per share. At the end of the second quarter of fiscal 2003, the balance sheet remained strong with both accounts receivable and inventory levels below last year by 13% and 1%, respectively. DSO decreased 22% versus last year to 40 days. The Company's net cash position of $81 million at the end of the 2003 second quarter represents a 21% increase from the prior year and the Company has no outstanding debt.

      David M. Chamberlain, Stride Rite's Chairman and Chief Executive Officer, commented, " We are pleased with our solid earnings given the cold spring, war in Iraq and soft retail environment. As we stated previously, our second quarter wholesale sales are heavily dependent on consumer sell through and retail customer reorders."

      Mr. Chamberlain continued, "The strong 9.0% comparable store sales increase in our company-owned Stride Rite Children's Group retail stores reflects the focus on product styling, merchandise flow and pricing. The wholesale sales component of our Stride Rite Children's Group, however, was down, impacted by the challenges faced by our retailers. The Keds product line was well received in the first quarter, however, the very poor canvas trend clearly contributed to their second quarter 10% sales decline. Sperry Top-Sider sales growth of 8% in the quarter reflected their continued positive momentum, particularly in performance boat shoes. Tommy Hilfiger second quarter sales results, although below last year, followed a very strong first quarter resulting in an 11% first half sales increase. Our Tommy Hilfiger product lines continue to be well received by consumers."

      Mr. Chamberlain concluded, "Our second half financial results will be driven by the success of our fall product which is just now beginning to arrive at retail. Our earnings guidance remains unchanged for the year with annual earnings anticipated to be in the $.60 - $.64 per share range."

      A summary of net sales and net income for the second quarter is provided below. A more detailed balance sheet and income statement follows this release.

                                            (in thousands)
                             For the Quarter Ended   For the Six Months Ended
                             ---------------------   ------------------------
                              May 30,    May 31,    May 30,      May 31,
                                2003       2002       2003        2002
                             ---------  ---------  ---------    ---------
 Net sales                   $154,286    $156,480  $306,608     $297,213
 Net income                    11,219      11,572    20,040       19,111
 Net income per common share:
   Diluted                        .28         .27       .50          .45
   Basic                          .29         .28       .51          .46
Average common shares used in
per share computations:
   Diluted                     39,895      42,566    39,866       42,376
   Basic                       39,362      42,024    39,394       41,965


      The earnings release is available on Stride Rite's website at WWW.STRIDERITECORP.COM. Please click on "Financial Information," then on "Releases".

      The Company will host a conference call this morning at 10:00 A.M. EDT to discuss its financial results. The number for the conference call is 1-800-789-4818. Ask for The Stride Rite conference call hosted by our CEO, David Chamberlain. The conference call will be available on replay for 24 hours by calling 1-800-641-1687 and entering the conference ID number 859099.

      The Company will also provide a live webcast of this conference call. The live broadcast of Stride Rite's quarterly conference call will be available on the Company's website and at WWW.STREETEVENTS.COM, beginning at 10:00AM EDT on June 26, 2003. An on-line replay will follow shortly after the call and will continue through July 1, 2003.

        The Stride Rite Corporation markets the leading brand of high quality children's shoes in the United States. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Keds, Sperry Top-Sider, Tommy Hilfiger, Grasshoppers and Munchkin. Information about the Company is available on our website - WWW.STRIDERITECORP.COM. Information about the Company's brands and product lines is available at WWW.STRIDERITE.COM, WWW.KEDS.COM, WWW.PROKEDS.COM and WWW.SPERRYTOPSIDER.COM.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This announcement includes forward-looking statements which reflect our current views with respect to the future events or financial performance discussed in the release, based on management's beliefs and assumptions and information currently available. When used, the words "believe", "anticipate", "estimate", "project", "should", "expect", "appear" and similar expressions which do not relate solely to historical matters identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future events or performance, which may be affected by known and unknown risks, trends and uncertainties. Should one or more of these risks or uncertainties materialize, or should our assumptions prove incorrect, actual results may vary materially from those anticipated, projected or implied. Factors that may cause such a variance include, among others: the opening of new stores may be delayed; the volume of anticipated sales may decline; revenues from new product lines may fall below expectations; the launch of new product lines may be delayed; new retail concepts may not achieve expected results; general retail sales trends may be below expectations; current license agreements may be terminated; consumer fashion trends may shift to footwear styling not currently included in our product lines; our retail customers, including large department stores, may consolidate or restructure operations resulting in unexpected store closings; and additional factors discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

                         The Stride Rite Corporation
                Summarized Financial Information (Unaudited)
             for the periods ended May 30, 2003 and May 31, 2002
                               (in thousands)


                                Statements of Income

                                      Second Quarter           Six Months

                                      2003       2002        2003      2002
                                      ----       ----        ----      ----
Net sales                          $154,286   $156,480    $306,608  $297,213
Cost of sales                        93,308     98,041     187,589   187,008
                                   ---------  ---------   --------- ---------
Gross profit                         60,978     58,439     119,019   110,205
Selling and administrative           44,002     41,006      88,378    81,090
  expenses                         ---------  ---------   --------- ---------
Operating income                     16,976     17,433      30,641    29,115
Other income (expense), net             820         83       1,270       (63)
                                   ---------  ---------   --------- ---------
Income before income taxes           17,796     17,516      31,911    29,052
Provision for income taxes            6,577      5,944      11,871     9,941
                                   ---------  ---------   --------- ---------
Net income                          $11,219    $11,572     $20,040   $19,111
                                   =========  =========   ========= =========


          Balance Sheets

Assets:                               2003       2002
                                      ----       ----
Cash and cash equivalents            $81,463    $67,378
Accounts and notes receivable         70,151     80,749
Inventories                           76,654     77,226
Deferred income taxes                 20,588     24,245
Prepaid expenses and other current     5,215      4,479
   assets                           ---------  ---------
     Total current assets            254,071    254,077
Property and equipment, net           64,092     70,974
Other assets, net                     15,350     13,939
                                    ---------  ---------
     Total assets                   $333,513   $338,990
                                    =========  =========
Liabilities and Stockholders'
Equity:
     Current liabilities              52,138     55,687
Deferred income taxes                    531      4,858
Pension obligation                    11,677          -
Stockholders' equity                 269,167    278,445
                                    ---------  ---------
     Total liabilities and          $333,513   $338,990
     stockholders' equity           =========  =========




Certain reclassifications have been made to the prior period financial statements to conform to the fiscal 2003 presentation.